EXHIBIT 99(A)

Bard Employees' Savings Trust 401(k) Plan

FINANCIAL STATEMENTS

As Of December 31, 1999 And 1998

TOGETHER WITH AUDITORS' REPORT

INDEX
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 1999 and 1998	2
Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 1999	3
NOTES TO FINANCIAL STATEMENTS	4-8
SUPPLEMENTAL SCHEDULES:
Item 27a - Schedule of Assets Held for Investment Purposes as of December 31, 1999	9
Item 27d - Schedule of Reportable Transactions for the Year Ended December 31, 1999	10

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Retirement Committee of the Bard

Employees' Savings Trust 401(k)Plan:

We have audited the accompanying statements of net assets available for benefits of the Bard Employees' Savings Trust 401(k) Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits as of December 31, 1999 and 1998, and the changes in net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 1999 and reportable transactions for the year ended December 31, 1999, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Roseland, New Jersey

June 16, 2000

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 1999 AND 1998

	1999	1998
INVESTMENTS, at fair value:
Vanguard 500 Index Fund (b)	$ 65,925,438	$ 69,300,666
Vanguard International Growth Fund	1,034,615	906,599
Vanguard LifeStrategy Conservative Growth Fund	471,133	327,757
Vanguard LifeStrategy Growth Fund	1,647,092	1,334,099
Vanguard LifeStrategy Moderate Growth Fund	1,565,604	1,146,616
Vanguard Prime Money Market Fund	4,271,582	5,875,286
Vanguard PRIMECAP Fund	7,676,246	3,868,430
Vanguard Total Bond Market Index Fund	2,076,574	3,315,453
Vanguard Wellington Fund	1,458,616	1,623,650
	86,126,900	87,698,556
Bard Common Stock Fund (a) (b)	52,621,683	57,329,828
Participants' Loans	3,706,530	4,253,481
	142,455,113	149,281,865

INVESTMENTS, at contract value - Investment contracts Fund (b)	15,474,749	19,348,378

EMPLOYER AND PARTICIPANT CONTRIBUTIONS RECEIVABLE	526,065	475,382
Net assets available for benefits	$ 158,455,927	$ 169,105,625

The accompanying notes to financial statements are an integral part of these statements.

  Non-participant directed (Note 5)
  Represents five percent or more of the Plan's net assets available for benefits.

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 1999

ADDITIONS:
Investment income-
Interest and dividend income	$ 4,206,789
Interest income, participant loans	316,749
Net appreciation in fair value of investments	16,326,837
20,850,375
Contributions-
Employer	2,539,468
Participant	11,482,575
14,022,043

Asset transfers in:	530,470
Total additions	35,402,888

Deductions:
Payments of benefits	25,868,627
Asset transfers out	20,183,959
Total deductions	46,052,586
Net decrease	(10,649,698)

NET ASSETS AVAILABLE FOR PLAN BENEFITS:
Beginning of year	169,105,625
End of year	$ 158,455,927

The accompanying notes to financial statements are an integral part of this statement.

1. PLAN DESCRIPTION

The following description of the Bard Employees' Savings Trust 401(k) Plan (the "Plan") is provided for general information purposes. Participants of the Plan should refer to the Plan document for more detailed and complete information.

General

The Plan is a defined contribution plan for which contributions are made by C. R. Bard, Inc. (the "Company") and Plan participants. Effective January 1, 1998, employer matching contributions were designated as an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code (the "Code"). This portion of the Plan invests primarily in qualifying employer securities. All domestic employees of the Company, not covered by a collective bargaining agreement, who have been scheduled for 1,000 hours of service and have attained the age of 21, are eligible to participate in the Plan.

Contributions

Plan participants may elect to make tax deferred contributions through payroll deductions between 1% and 15% of their compensation. Salespersons' commissions are also eligible for contributions to the Plan. The Company matches 100% of participants' contributions up to the first 2% of their compensation and 25% of contributions between 2% and 4% of their compensation. The Company may elect, at its discretion, to make additional matching contributions. However, matching contributions (when aggregated with elective deferral contributions) are not to exceed the maximum tax deductible amount per current Federal tax regulations.

As of December 31, 1999, participants may direct their contributions to be invested in any of the following investment funds:

Vanguard 500 Index Fund -- Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

Vanguard International Growth Fund -- Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

Vanguard LifeStrategy Conservative Growth Fund -- Seeks to provide a high level of income and moderate long-term growth of capital and income by investing in five Vanguard funds: a domestic stock fund, an international stock fund, two bond funds, and an asset allocation fund. The fund's asset allocation ranges are expected to be 25%-50% stocks, 50%-75% bonds, and 0%-25% cash investments.

Vanguard LifeStrategy Growth Fund -- Seeks to provide long-term growth of capital by investing in four other Vanguard funds: a domestic stock fund, an international stock fund, a bond fund, and an asset allocation fund. The fund's asset allocation ranges are expected to be 65%-90% stocks, 10%-35% bonds, and 0%-25% cash investments.

Vanguard LifeStrategy Moderate Growth Fund -- Seeks to provide a reasonable level of income and long-term growth of capital and income by investing in four Vanguard funds: a domestic stock fund, an international stock fund, a bond fund, and an asset allocation fund. The fund's asset allocation ranges are expected to be 45%-70% stocks, 30%-55% bonds, and 0%-25% cash investments.

Vanguard Prime Money Market Fund -- Seeks to provide high income and a stable share price of $1 by investing in short-term, high-quality money market instruments issued by financial institutions, nonfinancial corporations, the U.S. government, and federal agencies.

Vanguard PRIMECAP Fund -- Seeks long-term growth of capital by investing in stocks of companies with above-average prospects for continued earnings growth, strong industry positions, and skilled management teams.

Vanguard Total Bond Market Index Fund -- Seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Leham Brothers Aggregate Bond Index, which is a widely recognized measure of the entire taxable U.S. bond market.

Vanguard Wellington Fund -- Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

Bard Common Stock Fund -- Seeks to provide the potential for long-term growth through increases in the value of the stock and reinvestment of its dividends.

Investment Contracts Fund -- Seeks to provide a high level of income and a stable unit value of $1 in most cases. The fund invests in a diversified portfolio of investment contracts issued by insurance companies and other financial institutions.

All employee contributions are fully vested and nonforfeitable. Participants may transfer or redirect their contributions each day the New York Stock Exchange is open for business. Company contributions are invested solely in the Bard Common Stock Fund and may be made in cash or Company stock.

Forfeitures

At December 31, 1999, forfeited nonvested accounts totaled approximately $60,000. These accounts will be used to reduce future Company matching contributions. Also, in 1999, employer contributions were reduced by approximately $1,000,000 from forfeited nonvested accounts.

Vesting

Participants are always fully vested in their elective contributions. Participants are vested in the Company's matching contribution as follows:
Years Participated in Plan	% Vested

Under 2	0%
2 but < 3	25%
3 but < 4	50%
4 but < 5	75%
5 or more	100%

Participants that have five years or more of service are immediately 100% vested in the Bard matching contribution, regardless of participation.

Loans

A participant may borrow up to one-half of their vested account balance, limited to $50,000. The loan shall be repaid pursuant to a fixed payment schedule not to exceed five years from the date of the loan (unless such loan is for the purchase of a primary residence, in which case the loan may be repaid within fifteen years).

Income Allocations

Investment income for an accounting period shall be allocated to participants' accounts in proportion to the total of their respective account balances at the beginning of such accounting period plus any contributions or loan repayments credited to the account during the period.

Distributions

Participants will receive the full amount of their vested account balance when one of the following events occurs: normal retirement, termination of service, death or disability. Early withdrawals are permitted at the participant's request after attainment of age 59-1/2. Certain hardship withdrawals are also permitted. Distributions may be made in a lump sum payment or in a series of installments over three to ten years.

2. SUMMARY OF SIGNIFICANT

ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Valuation of Investments

Investments in the Vanguard 500 Index Fund, the Vanguard International Growth Fund, the Vanguard LifeStrategy Conservative Growth Fund, the Vanguard LifeStrategy Growth Fund, the Vanguard LifeStrategy Moderate Growth Fund, the Vanguard Prime Money Market Fund, the Vanguard PRIMECAP Fund, the Vanguard Total Bond Market Index Fund, the Vanguard Wellington Fund, and the Bard Common Stock Fund are in the form of units of participation within the account with the unit value of each account calculated periodically by the Trustee reflecting transaction gains and losses, appreciation or depreciation of the market value of the account investments, interest and dividends.

The Investment Contracts Fund (the "Fund") is a pooled fund which is reported on the financial statements at contract value, which approximates fair value, as determined by the Trustee. The average yields of the Fund for the years ended December 31, 1999 and 1998 were 5.67% and 6.21%, respectively. The crediting interest rate was 6.38% and 6.28% as of December 31, 1999 and 1998, respectively. This rate is determined periodically by the Trustee based on the Fund's holdings. As of December 31, 1999 and 1998, there were no valuation reserves related to the Fund.

Plan Administration

Under a trust agreement dated January 1, 1998, Vanguard Fiduciary Trust Company is the appointed Trustee of the Plan and administers the Plan's assets together with the income therefrom. All expenses incurred for the Plan by the Trustee and the Company may be either paid by the Company or from the assets of the Plan. Substantially all expenses of the Plan were paid by the Company during 1999.

Basis of Accounting

Accounting records maintained by the Trustee are on the accrual basis of accounting. Investment transactions are recorded on a trade date basis. The Plan had no assets not having a readily determinable market value as of December 31, 1999 and 1998.

Tax Status

The Internal Revenue Service has determined and informed the Sponsor by a letter dated December 1, 1999, that the Plan is designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code.

Therefore, they believe that the Plan was qualified and the related trust was tax exempt as of the financial statement date.

3. RELATED PARTY TRANSACTIONS

As of December 31, 1999 and 1998, the Plan holds 992,862 and 1,158,178 shares of C. R. Bard, Inc. common stock, respectively, with a market value of $52,621,683 at December 31, 1999 and $57,329,828 at December 31, 1998. Certain Plan investments are shares of various funds managed by Vanguard Fiduciary Trust Company. Vanguard Fiduciary Trust Company is the trustee of the Plan and, therefore, these transactions are considered related party transactions.

4. PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of Employee Retirement Income Security Act of 1974. In the event of plan termination, participants will become fully vested in their account balances.

5. NON-PARTICIPANT DIRECTED INVESTMENTS

Information about the net assets and the significant components of the changes in net assets relating non-participant directed investments is as follows:

	December 31
	1999	1998
C.R. Bard, Inc. common stock 992,862 and 1,158,178 shares, respectively	$ 52,621,683	$ 57,329,828

Year Ended December 31, 1999
Changes in net assets:
Contributions	$ 4,207,496
Net appreciation in fair value of investments	3,551,954
Payments of benefits	(6,519,210)
Participant loan withdrawals	(572,403)
Asset transfers out	(6,367,212)
Transfers to participant-directed investments	991,230
$ (4,708,145)

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN SCHEDULE I

EIN #22-1454160 PLAN #003

ITEM 27a-SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 1999

(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investment including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current Value

*	Investment Contracts Fund
	The Vanguard Group	Units of participation in Investment Contracts Fund 15,474,749 units, $1.00 per unit	$15,474,749	$15,474,749
*	Vanguard 500 Index Fund
	The Vanguard Group	Units of participation in Vanguard 500 Index Fund 487,146 units, $135.33 per unit	47,226,146	65,925,438
*	Vanguard International Growth Fund
	The Vanguard Group	Units of participation in Vanguard International Growth Fund 46,003 units $22.49 per unit	875,567	1,034,615
*	Vanguard LifeStrategy Conservative Growth Fund
	The Vanguard Group	Units of participation in Vanguard LifeStrategy Conservative Growth Fund 31,201 units, $15.10 per unit	455,579	471,133
*	Vanguard LifeStrategy Growth Fund
	The Vanguard Group	Units of participation in Vanguard LifeStrategy Growth Fund 76,931 units, $21.41 per unit	1,448,884	1,647,092

*	Vanguard LifeStrategy Moderate Growth Fund
	The Vanguard Group	Units of participation in Vanguard LifeStrategy Moderate Growth Fund 86,117 units, $18.18 per unit	1,428,933	1,565,604
*	Vanguard Prime Money Market Fund
	The Vanguard Group	Units of participation in Vanguard Prime Money Market Fund 4,271,582 units, $1.00 per unit	4,271,582	4,271,582
*	Vanguard PRIMECAP Fund
	The Vanguard Group	Units of participation in Vanguard PRIMECAP Fund 123,671 units $62.07 per unit	6,300,851	7,676,246
*	Vanguard Total Bond Market Index Fund
	The Vanguard Group	Units of participation in Vanguard Total Bond Market Index Fund 217,215 units, $9.56 per unit	2,187,692	2,076,574
*	Vanguard Wellington Fund
	The Vanguard Group	Units of participation in Wellington Fund 52,168 units, $27.96 per unit	1,577,358	1,458,616
*	Bard Common Stock Fund
	The Vanguard Group	Units of participation in Bard Common Stock Fund 3,126,660 units, 16.83 per unit	31,628,441	52,621,683
*	Other:
	Participant loans	With interest rates ranging from 7.24% to 9.55% and maturing through 2015	3,706,530	3,706,530

			$116,582,312	$157,929,862

The accompanying notes to financial statements are an integral part of this schedule.

*Represents a party-in-interest to the plan.

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN SCHEDULE II

EIN #22-1454160 PLAN #003

ITEM 27d-SCHEDULE OF REPORTABLE TRANSACTIONS (A)

FOR THE YEAR ENDED DECEMBER 31, 1999

(a) Identity of Party Involved	(b) Description of Assets (included interest rate and maturity in the case of a loan)	(c) Number of Transactions	(d) Purchase Price	(e) Selling Price	(f) Cost of Asset	(g) Current Value of Asset on Transaction Date	(h) Net Gain (Loss)

*The Vanguard Group	Vanguard 500 Index Fund	Purchases 177	$13,824,428			$13,824,428

*The Vanguard Group	Vanguard 500 Index Fund	Sales 238		$28,396,150	$22,701,433	28,396,150	$5,694,717

*The Vanguard Group	Vanguard Prime Money Market	Purchases 190	5,801,225			5,801,225

*The Vanguard Group	Vanguard Prime Money Market	Sales 193		7,404,929	7,404,929	7,404,929	-

*The Vanguard Group	Investment Contract Fund	Purchases 195	4,398,878			4,398,878

*The Vanguard Group	Investment Contract Fund	Sales 224		8,272,505	8,272,505	8,272,505	-

*The Vanguard Group	Bard Common Stock Fund	Purchases 202	10,367,613			10,367,613

*The Vanguard Group	Bard Common Stock Fund	Sales 341		18,627,712	12,056,537	18,627,712	6,571,175

The accompanying notes to the financial statements are an integral part of this schedule.

  Reportable transactions are those purchases and sales of the same security which individually or in the aggregate exceed 5% of Plan assets at January 1, 1999.

* Represents a party-in-interest to the plan.